Exhibit 4.3

EXECUTION VERSION

AMENDMENT No. 2 TO NOTE PURCHASE AGREEMENT

This AMENDMENT NO. 2 TO NOTE PURCHASE AGREEMENT (this “Agreement”), is entered into as of July 16, 2014, by and between NEW MEXICO GAS COMPANY, INC., a Delaware corporation (together with its successors and assigns, the “Company”), and each of the Persons holding one or more Notes (as defined below) on the date hereof (collectively, the “Noteholders”) signatory hereto.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Existing Note Purchase Agreement.

RECITALS:

A.New Mexico Gas Intermediate, Inc., the parent company of the Company, is party to that certain Stock Purchase Agreement, dated as of May 25, 2013, by and among TECO Energy, Inc. (“TECO”), New Mexico Gas Intermediate, Inc. and Continental Energy Systems LLC (the “Stock Purchase Agreement”), providing for the acquisition by TECO of 100% of the outstanding Equity Interests of New Mexico Gas Intermediate, Inc. (the “Acquisition”);

B.The Company and the Noteholders are parties to that certain Note Purchase Agreement, dated as of February 8, 2011 (as amended from time to time and as in effect immediately prior to the Second Amendment Effective Date (as defined below), the “Existing Note Purchase Agreement” and, as amended pursuant to this Agreement on the Second Amendment Effective Date and as may be further amended, restated or otherwise modified from time to time, the “Note Purchase Agreement”), pursuant to which the Company previously issued and sold $200,000,000 in aggregate principal amount of its 4.87% Senior Secured Notes due February 8, 2021 (the “Notes”) to the Noteholders;

C.On or about the date hereof, the Company and the Noteholders have entered into that certain Amendment No. 1 to Note Purchase Agreement (the “First NPA Amendment”) pursuant to which the Company and the Noteholders have agreed to amend certain terms and provisions of the Existing Note Purchase Agreement subject to the satisfaction of the conditions set forth therein, including, without limitation, the consummation of the Acquisition and the approval of the First NPA Amendment by the NMPRC.

D.The Noteholders are the holders of all outstanding Notes, as of the date hereof, in the respective principal amounts indicated on Annex 1 hereto; and

E.Subject to the satisfaction of the conditions set forth in Sections 1 and 3 hereof, the Company has requested, and the Noteholders have agreed to, certain amendments and modifications to the provisions of the Existing Note Purchase Agreement.

AGREEMENT:

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Obligors and the Noteholders agree as follows:

1.	AMENDMENTS; TERMINATION.

Subject to the satisfaction of the conditions set forth in this Section 1 and in Section 3 hereof, the Existing Note Purchase Agreement shall be amended in the manner specified in Exhibit A hereto effective as of the Second Amendment Effective Date (such amendments herein referred to as the “Amendments”).

The effectiveness of the Amendments and the Company’s obligations under this Agreement are subject to and conditioned upon the consummation of the Acquisition on or before the Second Amendment Effective Date.  Notwithstanding anything to the contrary in this Agreement, in the event that the Stock Purchase Agreement shall be terminated for any reason prior to the consummation of the Acquisition, the Amendments shall not take effect, the Second Amendment Effective Date shall not occur and this Agreement shall terminate and shall forthwith become void and be of no force and effect, without any liability on the part of any party (including, without limitation, with respect to the representations, warranties, certifications and covenants of the Company contained in this Agreement, the Amendment Fee (as defined below) or otherwise), and the Noteholders and the Company and their respective affiliates shall each be permanently and irrevocably relieved of all obligations and liabilities under this Agreement.

2.	WARRANTIES AND REPRESENTATIONS.

To induce the Noteholders to enter into this Agreement, the Company represents and warrants to each of the Noteholders that as of the Second Amendment Effective Date (as hereinafter defined):

2.1.	Corporate Organization; Power and Authority.

The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

2.2.	Authorization, etc.

This Agreement has been duly authorized by all necessary corporate action on the part of the Company.  Each of this Agreement, the Note Purchase Agreement and the Notes constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.3.	Compliance with Laws, Other Instruments, etc.

The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations under each of this Agreement, the Note Purchase Agreement and the Notes do not and will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company under, any indenture, mortgage, deed of trust, loan agreement, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company is bound or by which the Company or any of its respective properties may be bound or affected or such breach or default as may have been waived or otherwise approved pursuant to such indenture, mortgage, deed of trust, loan agreement, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument), (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company.

2.4.	Governmental Authorizations.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement, the Note Purchase Agreement, the Notes or any other Finance Document, other than (i) the approval of the terms of this Agreement and the Amendments by the NMPRC, (ii) any post-closing notice filings required pursuant to the NMPRC approval, (iii) in connection with the creation of any Subsidiary as required by the NMPRC and (iv) in connection with any future Subsidiary becoming a Guarantor as may be required by the NMPRC.

2.5.	No Defaults.

No event has occurred and is continuing and no condition exists which, immediately before or immediately after giving effect to the amendments provided for in this Agreement, constitutes or would constitute a Default or an Event of Default.

2.6.	No Secured Indebtedness.

After giving effect to the release of the Collateral contemplated by Section 4 of the First NPA Amendment and the payment in full of all Indebtedness under the Existing Credit Agreement (as defined below) on or prior to the Second Amendment Effective Date, there are no Liens securing all or any portion of any Indebtedness of the Company or any of its Subsidiaries, other than Permitted Liens (as defined in the Note Purchase Agreement).

2.7.	Disclosure.

This Agreement and the documents, certificates, investor presentations or other writings (including supplements thereto) delivered to the holders of the Notes by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements delivered by the Company pursuant to Section 7.1(b) of the Existing Note Purchase Agreement with respect to the Fiscal Year ended December 31, 2013 and pursuant to Section 7.1(a) of the Existing Note Purchase Agreement with respect to the Fiscal Quarter ended March 31, 2014 (this Agreement and such documents, certificates, investor presentations or other writings and such financial statements delivered to each holder of the Notes being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.  Except as disclosed in the Disclosure Documents, since December 31, 2013, there has been no change in the financial condition, operations, business, properties or prospects of the Company, except changes that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

2.8.	No Subsidiaries.

The Company has no Subsidiaries.

2.9.	Litigation; Observance of Agreements, Statutes and Orders.

(a)Except as disclosed in Schedule 2.9, there are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any property of the Company in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)The Company is not in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws and any of the laws and regulations referred to in Section 2.11 of this Agreement) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

2.10.	Status under Certain Statutes.

(a) The Company has complied, and is in compliance with, (i) the New Mexico Public Utility Act, NMSA 1978, §62-3-1, et seq. and applicable regulations and orders promulgated by the NMPRC (the “New Mexico Laws”) and the Natural Gas Acts, and (ii) any other law or order applicable to it as a public utility or gas utility, except in each case for instances of noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)The Company is not subject to regulation as a public utility except (i) the Company is (and any Subsidiary acquired or formed by it after the Second Amendment Effective Date may be) subject to regulation as a public utility under New Mexico Laws and is subject to limited regulation under the Natural Gas Acts consistent with its Hinshaw exemption under Section 1(c) of the Natural Gas Acts and its status as a local distribution company, or (ii) as could not reasonably be expected to have a Material Adverse Effect.

2.11.	Foreign Assets Control Regulations.

(a) Neither the Company nor any Affiliated Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”) (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii) or clause (iii),  a “Blocked Person”).  Neither the Company nor any Affiliated Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.

(b)Neither the Company nor any Affiliated Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA Patriot Act, any U.S. Economic Sanctions, any other United States law or regulation governing such activities or under any other similar laws of any other jurisdiction governing such activities (collectively, “Anti-Money Laundering/Anti-Terrorism Laws”), (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering/Anti-Terrorism Laws, (iii) has been assessed civil penalties under any Anti-Money Laundering/Anti-Terrorism Laws, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering/Anti-Terrorism Laws.  The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Affiliated Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions Anti-Money Laundering/Anti-Terrorism Laws.

(c)(1)Neither the Company nor any Affiliated Entity (i) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (iii) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (iv) has been or is the target of sanctions imposed by the United Nations or the European Union; and

(2)To the Company’s actual knowledge after making due inquiry, neither the Company nor any Affiliated Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such Government Official in his or her official capacity or such commercial counterparty, (ii) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (iii) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder to be in violation of any law or regulation applicable to such holder; and

(3)The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Affiliated Entity is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.

For purposes of this Section 2.11, a “Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

3.	CONDITIONS TO EFFECTIVENESS of AMENDMENTS.

The amendments set forth in this Agreement shall become effective at such time as (i) each of the following conditions shall have been satisfied or waived by the Noteholders in writing on or prior to December

31, 2014 and (ii) each of the conditions in Section 1 hereof shall have been satisfied (the “Second Amendment Effective Date”):

(a) each Noteholder shall have received a copy of this Agreement executed by the Company and each of the holders of the Notes;

(b) the representations and warranties set forth in Section 2 of this Agreement shall be true and correct on such date;

(c)each Noteholder shall have received copies of (i) the certificate of incorporation, by-laws or other similar organizational documents, as the case may be, of the Company; (ii) resolutions of the board of directors or other appropriate governing body, as the case may be, of the Company approving and authorizing the Company’s execution, delivery and performance of this Agreement and the transactions contemplated hereby; (iii) signature and incumbency certificates of the officers, directors, and managers, as the case may be, of the Company, executing this Agreement, and (iv) good standing certificates in the state of formation of the Company and the State of New Mexico;

(d)each Noteholder shall have received evidence reasonably satisfactory to it that the NMPRC has consented to this Agreement and the Amendments;

(e)each Noteholder shall have received evidence reasonably satisfactory to it that TECO shall have consummated the Acquisition, and, following the consummation of the Acquisition, TECO shall own, directly or indirectly, 100% of the outstanding Equity Interests of the Company;

(f)each Noteholder shall have received evidence, in form and substance satisfactory to such Noteholder, that (i) all amounts under the Credit Agreement, dated as of November 19, 2008, among the Company, Royal Bank of Canada, as administrative agent and collateral agent, and the lenders thereunder (the “Existing Credit Agreement”) have been paid in full and (ii) all commitments of the lenders thereunder have been terminated;

(g)each Noteholder shall have received a fully executed copy of that certain Note Purchase Agreement by and between the Company and each of the purchasers party thereto (the “2014 Note Purchase Agreement”), providing for the issuance and sale by the Company of certain of its Senior Unsecured Notes, accompanied by an Officer’s Certificate certifying that such copy is a true, correct and complete copy thereof, and the 2014 Note Purchase Agreement shall be in full force and effect;

(h)each Noteholder shall have received a fully executed copy of that certain Credit Agreement, dated as December 17, 2013, by and among TECO Energy, Inc., as the initial borrower, the Company, as borrower following the Signing Date (as defined therein), JPMorgan Chase Bank, N.A., as administrative agent, and the lenders thereunder (the “Credit Agreement”), and all agreements executed pursuant thereto, including all amendments or other modifications to each of the foregoing, accompanied by an Officer’s Certificate certifying that such copies are true, correct and complete copies thereof, and the Credit Agreement shall be in full force and effect; and

(j)payment of the reasonable fees, charges and disbursements of counsel to the Noteholders incurred in connection with this Agreement pursuant to Section 5.4 hereof.

4.	RELEASE OF CLAIMS.

The Company acknowledges and agrees, as of the Second Amendment Effective Date (if and only if the Second Amendment Effective Date occurs), on behalf of itself and each of its Subsidiaries, that: (a) neither it nor any of its Subsidiaries has any claim or cause of action against any holder of the Notes (or any of their respective Affiliates, officers, directors, employees, attorneys, consultants or agents in their capacities as such for any holder of the Notes) in connection with the Note Purchase Agreement, the Notes, the Collateral Documents or any other Finance Documents and (b) each holder of the Notes has heretofore properly performed and satisfied in a timely manner all of its obligations to the Company and its Subsidiaries under the Finance Documents that are required to have been performed on or prior to the date hereof.  Notwithstanding the foregoing, the holders of the Notes wish (and the Company agrees) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of the holders’ rights, interests, security and/or remedies under the Finance Documents.  Accordingly, for and in consideration of the agreements contained in this Agreement and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, as of the Second Amendment Effective Date (if and only if the Second Amendment Effective Date occurs), the Company, for itself and on behalf of each of its Subsidiaries (collectively, the “Releasors”), does hereby effective as of the Second Amendment Effective Date fully, finally, unconditionally and irrevocably release and forever discharge each holder of the Notes and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents  (collectively, the “Released Parties”) from any and all debts, claims, losses, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the Second Amendment Effective Date directly arising out of, connected with or related to this Agreement, the Note Purchase Agreement, the Notes or any other Finance Document, or any act, event or transaction related or attendant thereto, or the agreements of any holder of the Notes contained therein.  Nothing in this Section 4 shall have any force or effect prior to the Second Amendment Effective Date.

5.	MISCELLANEOUS.
5.1.	Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

5.2.	Duplicate Originals; Electronic Signature.

Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed in one or more counterparts and shall be effective when at least one counterpart shall have been executed by each party hereto, and each set of counterparts that, collectively, show execution by each party hereto shall constitute one duplicate original.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

5.3.	Waiver and Amendments.

Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, or by any action or inaction, but only by an instrument in writing signed by each of the parties signatory hereto.

5.4.	Costs and Expenses.

If and only if the Second Amendment Effective Date occurs and the amendments contemplated by this Agreement become effective, the Company agrees that, on the Second Amendment Effective Date (or if an invoice is delivered subsequent to the Second Amendment Effective Date, promptly after receiving any statement or invoice therefor), the Company will pay all costs and expenses of the Noteholders relating to this Agreement, including, but not limited to, the statement for reasonable fees and disbursements of the Noteholders’ special counsel presented to the Company on the Second Amendment Effective Date.  The Company will also promptly pay, upon receipt thereof, each additional statement for reasonable fees and disbursements of the Noteholders’ special counsel rendered after the Second Amendment Effective Date in connection with this Agreement.  The obligations of the Company under this Section 5.4 shall terminate and shall forthwith become void and be of no force and effect if the Stock Purchase Agreement, shall be terminated for any reason prior to the consummation of the Acquisition, in accordance with Section 1 hereof.

5.5.	Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.  The provisions hereof are intended to be for the benefit of the Noteholders and shall be enforceable by any successor or assign of any such Noteholder, whether or not an express assignment of rights hereunder shall have been made by such Noteholder or its successors and assigns.

5.6.	Survival.

All warranties, representations, certifications and covenants made by the Company in this Agreement shall be considered to have been relied upon by the Noteholders and shall survive the execution and delivery of this Agreement, regardless of any investigation made by or on behalf of the Noteholders.  Notwithstanding the foregoing, all representations, warranties, certifications and covenants made by the Company in this Agreement shall terminate and shall forthwith become void and be of no force and effect if the Stock Purchase Agreement shall be terminated for any reason prior to the consummation of the Acquisition, in accordance with Section 1 hereof.

5.7.	Part of Existing Note Purchase Agreement; Future References, etc.

If and only if the Second Amendment Effective Date occurs, this Agreement shall be construed in connection with and as a part of the Existing Note Purchase Agreement and the Notes and, except as expressly amended by this Agreement, (a) no terms or provisions of any agreement shall be modified or changed by this Agreement, (b) the terms of this Agreement shall not operate as a waiver by any Noteholder of, or otherwise prejudice any Noteholder’s rights, remedies or powers under, the Existing Note Purchase Agreement or the Notes or under any applicable law, and (c) all terms, conditions and covenants contained in the Existing Note Purchase Agreement and the Notes shall be ratified and shall be and remain in full force and effect.  If and only if the Second Amendment Effective Date occurs, any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Agreement may refer to the Existing Note Purchase Agreement and the Notes without making specific reference to this Agreement, but nevertheless all such references shall include this Agreement unless the context otherwise requires.

5.8.	Affirmation of Obligations under Existing Note Purchase Agreement and Notes.

The Company hereby acknowledges and affirms all of its obligations under the terms of the Existing Note Purchase Agreement, the Notes and the other Transaction Documents to which it is a party.  The execution, delivery and effectiveness of this Agreement shall not be deemed, except as expressly provided herein, (a) to operate as a waiver of any right, power or remedy of any of the Noteholders under the Existing Note Purchase Agreement, the Notes or any other Transaction Document, nor constitute a waiver or amendment of any provision thereunder, or (b) to prejudice any rights which any Noteholder now has or may have in the future under or in connection with the Note Purchase Agreement, the Notes or any other Transaction Document or under applicable law.

5.9.	Effectiveness of Agreement.

This Agreement and the obligations of the Company hereunder shall be of no force and effect unless and until the Acquisition shall have been consummated, this Agreement shall have been approved by the NMPRC and each of the conditions set forth in Section 3 shall have been satisfied or waived by the Noteholders in writing; provided that if the foregoing conditions are not satisfied on or prior to December 31, 2014, the Amendments shall not take effect, the Second Amendment Effective Date shall not occur and this Agreement shall terminate and shall forthwith become void and of no force and effect without any liability on the part of any party (including, without limitation, with respect to the representations, warranties, certifications and covenants of the Company contained in this Agreement, the Amendment Fee or otherwise), and the Noteholders and the Company and their respective affiliates shall each be permanently and irrevocably relieved of all obligations and liabilities under this Agreement.

[Remainder of page intentionally left blank.  Next page is signature page.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by a duly authorized officer or agent thereof.

Very truly yours,

NEW MEXICO GAS COMPANY, INC.

By: /s/ Annette Gardiner
Name:Annette Gardiner
Title:President

[Signature Page to Amendment No. 2 to 2011 Note Purchase Agreement]

Accepted and Agreed:

The foregoing Agreement is hereby accepted as of the date first above written.

METROPOLITAN LIFE INSURANCE COMPANY

METLIFE INVESTORS USA INSURANCE COMPANY
By	Metropolitan Life Insurance Company, its Investment Manager

By: /s/ Nancy Doyle
Name: Nancy Doyle
Title: Director

EMPLOYERS REASSURANCE COMPANY
By:	MetLife Investment Advisors Company, LLC,
its investment adviser

By: /s/ Nancy Doyle
Name: Nancy Doyle
Title: Director

NEW YORK LIFE INSURANCE COMPANY

By: /s/ Colleen C. Cooney
Name: Colleen C. Cooney
Title: Corporate Vice President

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
By:	NYL Investors LLC, its Investment Manager

By: /s/ Colleen C. Cooney
Name: Colleen C. Cooney
Title: Senior Director

[Signature Page to Amendment No. 2 to 2011 Note Purchase Agreement]

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION INSTITUTIONALLY OWNED LIFE INSURANCE SEPARATE ACCOUNT (BOLI 30C)

By:	NYL Investors LLC, its Investment Manager

By: /s/ Colleen C. Cooney
Name: Colleen C. Cooney
Title: Senior Director

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By: /s/ David A. Barras
Name: David A. Barras
Its: Authorized Representative

THRIVENT FINANCIAL FOR LUTHERANS

By: /s/ Patricia H. Eitrheim
Name: Patricia H. Eitrheim
Title: Director

AXA EQUITABLE LIFE INSURANCE COMPANY

By: /s/ Amy Judd
Name: Amy Judd
Title: Investment Officer

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
By:	Babson Capital Management LLC
as Investment Adviser

By: /s/ Patrick Manseau
Name: Patrick Manseau
Title: Managing Director

[Signature Page to Amendment No. 2 to 2011 Note Purchase Agreement]

C.M. LIFE INSURANCE COMPANY
By:	Babson Capital Management LLC
as Investment Adviser

By: /s/ Patrick Manseau
Name: Patrick Manseau
Title: Managing Director

KNIGHTS OF COLUMBUS

By: /s/ Gilles Marchand
Name: Gilles Marchand
Title: Vice President

MODERN WOODMEN OF AMERICA

By: /s/ Douglas A. Pannier
Name: Douglas A. Pannier
Title: Group Head – Private Placements

AMERICAN FIDELITY ASSURANCE COMPANY

AMERICAN REPUBLIC INSURANCE COMPANY

TRUSTMARK INSURANCE COMPANY

AMERICAN-AMICABLE LIFE INSURANCE COMPANY OF TEXAS

OCCIDENTAL LIFE INSURANCE COMPANY OF NORTH CAROLINA

VANTIS LIFE INSURANCE COMPANY

GREAT WESTERN INSURANCE COMPANY

INDUSTRIAL ALLIANCE INSURANCE AND FINANCIAL SERVICES, INC. (FKA:

INDUSTRIAL ALLIANCE PACIFIC INSURANCE AND FINANCIAL SERVICES,

INC.)

CATHOLIC UNITED FINANCIAL

NEW ERA LIFE INSURANCE COMPANY (FKA: NEW ERA LIFE INSURANCE)

By:	Advantus Capital Management, Inc.

By: /s/ James F. Geiger
Name: James F. Geiger
Title: Vice President

[Signature Page to Amendment No. 2 to 2011 Note Purchase Agreement]

SOUTHERN FARM BUREAU LIFE INSURANCE COMPANY

By: /s/ David Divine
Name: David Divine
Title: Portfolio Manager

[Signature Page to Amendment No. 2 to 2011 Note Purchase Agreement]

ANNEX 1

INFORMATION AS TO NOTEHOLDERS

Name Held	Principal Amount of Notes
Metropolitan Life Insurance Company	$47,000,000
MetLife Investors USA Insurance Company	$8,000,000
Employers Reassurance Company	$5,000,000
New York Life Insurance Company	$19,700,000
New York Life Insurance and Annuity Corporation	$25,400,000
New York Life Insurance and Annuity Corporation Institutionally Owned Life Insurance Separate Account (BOLI 30C)	$4,900,000
The Northwestern Mutual Life Insurance Company	$25,000,000
Thrivent Financial for Lutherans	$6,000,000 $5,000,000 $5,000,000
AXA Equitable Life Insurance Company	$10,000,000 $2,000,000
Massachusetts Mutual Life Insurance Company	$10,350,000
C.M. Life Insurance Company	$1,650,000
Knights of Columbus	$5,000,000 $5,000,000
Modern Woodmen of America	$7,000,000
American Fidelity Assurance Company	$950,000
American Republic Insurance Company	$720,000
Trustmark Insurance Company	$475,000
American-Amicable Life Insurance Company of Texas	$475,000
Occidental Life Insurance Company of North Carolina	$475,000
Vantis Life Insurance Company	$475,000
Great Western Insurance Company	$475,000
Industrial Alliance Insurance and Financial Services, Inc. (FKA Industrial Alliance Pacific Insurance and Financial Services, Inc.)	$475,000
Catholic United Financial	$240,000
New Era Life Insurance Company (FKA New Era Life Insurance)	$240,000
Southern Farm Bureau Life Insurance Company	$3,000,000
Total:	$200,000,000

Annex 1-1

EXHIBIT A

AMENDMENTS TO EXISTING NOTE PURCHASE AGREEMENT

The following amendments and restatements shall be effective as of the Second Amendment Effective Date.

1.Amendment of Schedule B (Defined Terms).  Schedule B to the Existing Note Purchase Agreement shall be amended by amending and restating the definition of “Change of Control” in its entirety to read as follows:

“Change of Control” means the failure of TECO to, directly or indirectly, own and control more than 50% of both (a) the economic interests, and (b) the voting interests (whether by committee, contract or otherwise) of the Company.

2.Amendment of Schedule B (Defined Terms).  Schedule B to the Existing Note Purchase Agreement shall be amended by inserting the following new defined term in its appropriate alphabetical order:

“TECO” means TECO Energy, Inc., a Florida corporation.

3.Amendment of Schedule B (Defined Terms).  Paragraph 10B to the Existing Note Purchase Agreement shall be amended by deleting the defined term “Continental Group” in its entirety.

Exhibit A-1

SCHEDULE 2.9

LITIGATION

February 2011 Gas Shortages, System Emergencies, Curtailments of Service, and Related Litigation.  On February 2 and 3, 2011, the Company experienced gas shortages due to weather-related interruptions of electric service, weather-related problems on the systems of various interstate pipelines and in gas fields that are the sources of gas supplied to the Company, and high weather-driven usage. This gas supply disruption resulted in the declaration of two system emergencies (first on the south segment of the Company's system and then on the north segment of the system) by the Company, causing involuntary curtailments of gas utility service to approximately 28,700 customers on February 3, 2011. Service restoration efforts commenced immediately after the Company's transmission and distribution system stabilized on February 3, 2011, and service was restored to various areas of the Company's system over the next week. Restoration efforts were essentially completed by February 8, 2011.

The Company's tariff provides that the Company is to be “held harmless for the loss of service to End-Users arising from curtailments executed in compliance with [the Company’s curtailment rule].” The Company believes that the events that led to the curtailment of service to customers qualify as system emergencies as defined in the curtailment rule and that it complied with the curtailment rule. The Company will attempt to perfect that position before the NMPRC and in other venues, including in the litigation brought against the Company described below.

Curtailment-related litigation.   In March 2011, a customer purporting to represent a class consisting of all “32,000 [sic] customers” who had their gas utility service curtailed during the early-February system emergencies filed a putative class action lawsuit against the Company. The complaint alleged negligence, breach of express and implied contract, and violation of the New Mexico Unfair Practices Act and sought compensatory damages, punitive damages, and treble damages pursuant to the Unfair Practices Act. Later in March 2011, the complaint was amended to name additional customers as class representatives and clarify certain jurisdictional issues.

In March 2011, the Town of Bernalillo, New Mexico, purporting to represent a class consisting of all “New Mexico municipalities and governmental entities who have suffered damages as a result of the natural gas utility shut off” filed a putative class action lawsuit against the Company, four of its officers, and others. In July 2011, plaintiff filed an amended complaint added an additional plaintiff purporting to represent a class of all “similarly situated New Mexico private businesses and enterprises.” The amended complaint, like the original complaint, alleged negligence, breach of contract, and violation of the New Mexico Unfair Trade Practices Act and seeks compensatory damages, punitive damages, and treble damages pursuant to the Unfair Practices Act.

The two purported class actions have been consolidated, and venue has been moved to Sandoval County, New Mexico. The Company has filed various motions in these cases, including motions for summary judgment on all claims. As necessary, the Company also plans to assert various defenses to liability, including the protection against liability contained in the Company’s tariff. The consolidated putative class actions are still pending. In February 2014, the Court in the consolidated actions granted motions to dismiss the negligence claims and unfair trade practices claims against the Company and all remaining claims against the individual corporate officers and employees. The contract claim was dismissed subject to Plaintiffs’ opportunity to move to amend their complaints to plead a claim for breach of an implied contract subject to certain restrictions out by the Court, and subject to further motions to dismiss. Amended complaints were filed by both sets of Plaintiffs

Schedule 2.9-1

on March 14, 2014. The Company has filed motions to strike or dismiss all claims asserted in the amended complaints which are pending.

On September 27, 2012, Allstate and approximately 16 other insurance carriers filed a subrogation lawsuit in Bernalillo County for monies paid to their insureds for broken pipes, water damage and other losses allegedly sustained as a result of the curtailment of natural gas service during the February 3, 2011 gas outage event. The Complaint alleges negligence, negligence per se, and breach of contract and seeks an unspecified amount of damages.  The matter is pending and discovery is proceeding.

On August 17, 2012, an individual customer filed suit for damages for property damage to home allegedly resulting from the February 2011 Outage. The Complaint alleges negligence and breach of contract and seeks unspecified damages. The matter is pending and discovery is proceeding.

The Company’s self-insurance retention of $1 million has been satisfied, and insurance coverage of up to $135 million for all outage related lawsuits is available.  The Company does not believe there are any claims that are not covered.

While the outcome of the above is uncertain, the Company does not believe that the matters disclosed above could reasonably be expected to have a Material Adverse Effect.

Schedule 2.9-2